UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 13, 2009   (May 4, 2009)

Hampton Roads Bankshares Inc
(Exact name of registrant as specified in its charter)

Virginia	001-32968	54-2053718
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

999 Waterside Drive, Suite 200, Norfolk, VA	23510
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (757) 217-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on May 4, 2009, Hampton Roads Bankshares, Inc. (the "Company") notified the Nasdaq Stock Market that the Company was not in compliance with Nasdaq Rule 5605(e), which requires that the nominating committee of the Company's Board of Directors be comprised solely of independent directors, as defined by Nasdaq Rule 5605(a)(2).

On May 8, 2009, in response to the Company's notification, the Company received a deficiency notice from the Nasdaq Listing Qualifications staff ("Nasdaq Notice"), confirming that the company was not in compliance with Nasdaq Rule 5605(e). The Nasdaq Notice indicated that the Company's plan of corrective action was acceptable to the Nasdaq listing qualifications staff. Such plan consists of ratification of prior committee action by the independent members of the Company's Board of Directors. NASDAQ also stated that upon execution of the Company's plan and with appropriate disclosures the matter would be considered closed. Accordingly, all corrective action and disclosures have been accomplished and the matter is considered closed.

On May 13, 2009, the Company issued a press release announcing that it had received the Nasdaq Notice. A copy of the press release is attached as Exhibit 99.1 to this Report.

Item 7.01. Regulation FD Disclosure.

As noted in Item 3.01, the Company issued a press release related to the Nasdaq Notice. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1 Press release dated May 13, 2009

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hampton Roads Bankshares Inc (Registrant)
May 13, 2009 (Date)	/s/ DOUGLAS J. GLENN Douglas J. Glenn Executive Vice President, Chief Operating Officer, and General Counsel